SECTION 16 OF THE
SECURITIES EXCHANGE ACT OF 1934

POWER OF ATTORNEY



KNOW ALL MEN BY THESE PRESENTS THAT I, Jose H. Villarreal, a member as of January 1, 2009, of the Board of Directors of Union Pacific Corporation,a Utah corporation (the "Company"), do hereby appoint Barbara W. Schaefer, Thomas E. Whitaker and Trevor L. Kingston, and each of them acting individually, as my true and lawful attorney-in-fact and agent, each with power to act without the other, with full power of substitution, to execute, deliver and file, for and on my behalf, and in my name and in my capacity as a director of Union Pacific Corporation, a Form 3 and any and all Forms 4 or Forms 5 under
Section 16 of the Securities Exchange Act of 1934 and the rules and interpretations promulgated thereunder, and any other documents in support thereof or supplemental or amendatory thereto, with respect to the ownership by or attributable to me, directly or indirectly, of equity securities of the Company, or derivative securities relating thereto, hereby granting to such attorneys and agents and each of them full power and authority to do and perform each and every act and thing whatsoever as such attorney or attorneys and agents may deem necessary or advisable to carry out fully the intent of the foregoing as I might or could do personally or in my capacity as a director, hereby ratifying and confirming all acts and things which such attorney or attorneys and agents may do or cause to be done by virtue of this Power of Attorney.

IN WITNESS WHEREOF, I have executed this Power of
Attorney as of December 8, 2008.


/s/ Jose H. Villarreal
__________________________________
Jose H. Villarreal